Exhibit 8

               Form of Opinion of Breyer & Aguggia
            Regarding Federal Income Tax Consequences
                  Form of Federal Tax Opinion



                        _______ __, 1996


Board of Directors
Central Bancorporation
301 N. Chelan
Wenatchee, Washington 98801

Board of Directors
InterWest Bancorp, Inc.
1259 W. Pioneer Way
Oak Harbor, Washington 98277

Gentlemen and Ladies:

     You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of Central Bancorporation ("Central") with and into InterWest Bancorp, Inc. ("InterWest") pursuant to the Agreement and Plan of Mergers dated January 10, 1996 by and among InterWest, InterWest Savings Bank, Central, Central Washington Bank and North Central Washington Bank (the "Merger Agreement").

     In issuing the opinions set forth in this letter, we have relied upon (1) factual representations made by Central in written statements dated ________________ and the factual representations made by InterWest in written statements dated ________________ (the "Representations"), (2) the Merger Agreement, and (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of InterWest filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement").

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.
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     Any change in such authorities may adversely affect our opinions.  We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Merger.

     Based on our review of the Merger Agreement, the Representations, and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Merger are as follows.

     1. Provided that the Merger qualifies as a statutory merger under the laws of the state of Washington, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) of the Code. Central and InterWest will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

     2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Central shareholders who exchange all of their Central common stock solely for shares of InterWest's voting common stock.

     3. Pursuant to Section 358(a)(1) of the Code, the basis of the InterWest voting common stock received by those Central shareholders receiving solely InterWest common stock will be the same, in each instance, as the basis of the Central common stock surrendered in exchange therefor.

     4. Pursuant to Section 1223(1) of the Code, the holding period of InterWest voting common stock received by the Central shareholders will include, in each instance, the period during which the Central common stock surrendered in exchange therefor was held, provided the Central common stock is held as a capital asset in the hands of the Central shareholders on the date of exchange.

     5. Pursuant to Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574, if a cash payment is received by a shareholder of Central in lieu of a fractional share interest of Central voting stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed subject to the provisions and limitations of Section 302 of the Code and considering the application of Section 318 of the Code.

     We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state, local or foreign tax consequences with respect to the Merger.
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     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


     The shareholders of Central should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or to any tax considerations other than those expressly mentioned herein.

                                   Very truly yours,


                                   --------------------
                                   BREYER & AGUGGIA
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